Exhibit 10.2

GLOBALVEST PARTNERS, LLC

122 EAST 42ND STREET

NEW YORK, NEW YORK 10168

November 8, 2006

Akesis Pharmaceuticals, Inc.

888 Prospect Street

Suite 320

La Jolla, Ca 92037

Gentlemen:

1.	Engagement.

This letter will confirm the agreement between Akesis Pharmaceuticals., Inc. (the “Company”) and Globalvest Partners, LLC (the “Finder” or “Globalvest”) in connection with a possible equity investment in the Company (collectively, the “Transaction”).

The Finder has indicated a desire to introduce various parties to the Company in an effort to facilitate the Transaction. In consideration therefor, the Company hereby agrees that, in the event a Transaction is consummated by the Company or any current or future affiliate thereof with any person as listed in Exhibit 1, the Finder shall earn and the Company shall pay, upon the closing of such Transaction, a fee (the “Fee”) equal to 8% of the Financing, plus 6% warrant coverage. The number of warrants issuable shall be equal to 6% of the gross proceeds divided the offering price of the securities. The warrants shall be exercisable for a period of five years, but will terminate upon the change of control of the Company, at an exercise price equal to the offering price of the securities and shall contain cashless exercise provisions. The shares of common stock underlying the warrants shall have piggyback registration rights.

2.	Term of Agreement.

The term of this Agreement shall commence on the date hereof and shall continue on a month-to-month basis for a period of 12 calendar months., unless either party gives 10 days prior written notice of termination to the other party. Upon any termination, the provisions of section 1 shall survive the termination of this Agreement and shall remain in effect with respect to the payment of fees due on or before the effective date of termination. Additionally, if this Agreement is terminated or is not renewed, Globalvest shall be entitled to payment of the applicable fee in the event that a Transaction as a result of the contacts or efforts made by Globalvest, is consummated within 9 months of the effective date of such termination.

3.	Company Information.

The Company understands that Globalvest will not be responsible for independently verifying the accuracy of the information provided by the Company (the “Information”) and shall not be liable for inaccuracies in any Information. The Company will use reasonable efforts to assure that all Information supplied to Globalvest by or on behalf of the Company will, as of its respective dates, be accurate and complete in all material respects.

4.	Indemnification.

As Globalvest will be acting on behalf of the Company, the Company agrees to the indemnification and other obligations set forth in Schedule I hereto, which is an integral part hereof and is hereby incorporated by reference. Further, in the event the Indemnified Person (as defined in Schedule I) is requested or required to appear as a witness (unless such appearance is as a result of such Indemnified Person’s breach of this Agreement) in any action brought by or on behalf of or against the Company or which otherwise relates to this Agreement or the services rendered by Globalvest hereunder, the Company agrees to reimburse Globalvest and the Indemnified Person for all reasonable expenses incurred by them in connection with such Indemnified Person appearing and preparing to appear as such a witness, including without limitation, the reasonable fees and disbursements of legal counsel.

5.	Entire Agreement.

This Agreement represents the entire Agreement between the parties and may not be modified except in writing signed by both parties. This Agreement shall be governed by the laws of the State of New York and venue shall be in the state and Federal courts in New York County. This Agreement may be executed in counterparts, each of which shall constitute an original. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

6.	Survival.

The provisions of paragraphs 1 through 9 shall survive the termination of this Agreement and shall remain in effect (to the extent they apply specifically to the period following termination of this Agreement).

7.	Affiliation.

The Company recognizes that Globalvest has been retained only by the Company and that the Company’s engagement of Globalvest is not deemed to be on behalf of and is not intended to and does not confer rights upon any security holders of the Company or any officers, agents, employees or representatives of either the Company or any of the Company’s affiliates. No one other than the Company is authorized to rely upon the engagement of Globalvest hereunder or any statements, advice, opinions or conduct of Globalvest.

8.	Other Matters.

If this letter correctly sets forth our Agreement on the matters covered herein, please so indicate by signing and returning the enclosed copy of this letter and signing and retaining the duplicate we are enclosing for your records. Upon execution by both parties, this letter will constitute a legally binding Agreement between the Company and Globalvest. We trust the foregoing terms and provisions are agreeable to you, and request that you sign and return the enclosed copy of this Agreement to us.

GLOBALVEST PARTNERS, LLC

By:	/s/ Barry Patterson
Name:	Barry Patterson
Title:	President

AGREED AND ACCEPTED: Akesis Pharmaceuticals, Inc.

By:	/s/ Jay Lichter
Name:	Jay Lichter, Ph.D.
Title:	President and CEO

SCHEDULE I

This Schedule I is a part of and is incorporated into that certain letter agreement (the “Agreement”), dated November 8, 2006 by and between Akesis Pharmaceuticals, Inc. (the “Company”) and Globalvest Partners, LLC. (“Globalvest”). Capitalized terms not defined herein shall have the same meaning assigned in the Agreement. The Company shall indemnify and hold harmless Globalvest and its affiliates and their respective directors, officers, employees, attorneys and other agents appointed by any of the foregoing and each other person, if any. controlling Globalvest or any of its affiliates (Globalvest and each such person and entity being referred to as an “Indemnified Person”), from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, “Liabilities”), and will reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, “Expenses”) as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation and whether or not any Indemnified Person is a party (collectively, “Actions”), arising out of or in connection with advice or services rendered or to be rendered by an Indemnified Person pursuant to the Agreement, the transactions contemplated thereby or any Indemnified Persons’ actions or inactions in connection with any such advice, services or transaction (the “Services”): provided that the Company will not be responsible for any Liabilities or Expenses of any Indemnified Person that are determined by a judgment of” a court of competent jurisdiction, which judgment is no longer subject to appeal or further review, to have resulted from such Indemnified Person’s gross negligence, willful misconduct or bad faith in connection with any of the advice, actions, inactions or services referred to above. The Company shall also reimburse Globalvest for all Expenses as they are incurred in connection with enforcing such Indemnified Persons’ rights under the Agreement (including without limitation its rights under this Schedule I). Such Indemnified Person shall reasonably cooperate with the defense of any Actions. Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under the Agreement, such Indemnified Person shall promptly notify the Company in writing; provided that failure to so notify the Company shall not relieve the Company from any liability which the Company or any other person may have on account of this indemnity or otherwise, except to the extent the Company shall have been materially prejudiced by such failure. The Company may, upon receipt of notice, assume the defense of any such Action including the employment of counsel reasonably-satisfactory to Globalvest. Any Indemnified Person shall have the right to employ separate counsel in any Action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless: (i) the Company has failed promptly to assume the defense and employ counsel or (ii) in the written opinion of Globalvest’s legal counsel a conflict of interest exists with the Company: provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more that one separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel. The Company shall not be liable for any settlement of any Action effected without its written consent (which shall not be unreasonably withheld or delayed). In addition, the Company will not. without prior written consent of Globalvest (which shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of such indemnified Person from all liabilities arising out of such Action.

In the event that the foregoing indemnity is not available to an Indemnified Person in accordance with the Agreement pursuant to the requirements of applicable law. (he Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company, on the one hand, and to Globalvest. on the other hand, of the matters contemplated by (he Agreement, or (ii) if the allocation provided by the immediately preceding clause is not permitted by the applicable law. not only such relative benefits but also the relative fault of the Company, on the one hand, and Globalvest, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations. For purposes of this paragraph, the relative benefits to the Company, on the one hand, and to Globalvest, on the other hand, of the matters contemplated by this Agreement shall be deemed to be in the same proportion as (a) the total value paid or received or contemplated to be paid or received by the Company in the transaction, whether or not any transaction is consummated, bears to (b) the fees paid or payable to Globalvest under the Agreement. No Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to the Agreement, the transactions contemplated thereby or any Indemnified Person’s actions c>r inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Company that are determined by a judgment of a court of competent jurisdiction, which judgment is no longer subject lo appeal or further review, to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct in connection with any .such advice, actions, inactions or services. These indemnification, contribution and other provisions of this Schedule I shall (i) remain operative and in full force and effect regardless of any termination of the Agreement or completion of the engagement by Globalvest; (ii) inure lo the benefit of any successors, assigns, heirs or personal representative of any Indemnified Person; and (iii) be in addition lo any other rights that any Indemnified Person may have.